Exhibit 99.1

Cepton, Inc. Announces Chief Financial Officer Transition

SAN JOSE, CA, April 5, 2022 – Cepton, Inc. (“Cepton”) (Nasdaq: CPTN), a Silicon Valley innovator and leader in high-performance MMT® lidar solutions, today announced the appointment of Hull Xu, the Company’s Vice President of Finance and Strategy, to the position of Chief Financial Officer, effective today. Mr. Xu will succeed Dr. Winston Fu, Ph.D., who will remain with the Company as an advisor on strategic projects. Dr. Fu will also remain on the board of directors and become Vice Chairman.

Mr. Xu is a seasoned investment banker and electrical engineer by training. He has advised many public and private technology companies on capital markets and strategic transactions during his 13-year tenure at the Royal Bank of Canada and at Barclays Investment Bank. As Vice President of Finance and Strategy at Cepton, Mr. Xu led the merger transaction between Cepton Technologies, Inc. and Growth Capital Acquisition Corp, currently known as Cepton, Inc. Mr. Xu holds an M.B.A. from the Haas School of Business at the University of California, Berkeley, an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical Engineering from the University of California, Davis.

Dr. Jun Pei, Cepton’s Co-Founder, Chairman and CEO said: “Hull has demonstrated tremendous leadership and experience in finance and strategic matters since he joined Cepton. We look forward to Hull’s continued contribution as he takes on the expanded role of CFO. We also thank Winston for his many contributions and look forward to continuing our work together on strategic projects. We will benefit from Winston’s guidance and experience as a member of Cepton’s board.”

Hull Xu said: “I am grateful for the opportunity to lead the finance and accounting organizations of Cepton and thrilled to help drive Cepton’s growth strategy. Cepton has the largest series production award in the lidar industry to date, and I am excited be part of Cepton’s journey that will shape the entire lidar industry.”

Dr. Winston Fu said: “Hull is an example of the great team members that Dr. Pei has attracted to Cepton. I’ve been fortunate to have worked with Dr. Pei, Mr. Xu and the exemplary team since the Series A financing in 2016, and I’m very pleased to continue my commitment to help Cepton extend our leadership position in lidar and enable safe and autonomous transportation for everyone.”

About Cepton, Inc.

Cepton is a Silicon Valley innovator of lidar-based solutions for automotive (ADAS/AV), smart cities, smart spaces and smart industrial applications. With its patented Micro Motion Technology (MMT®), Cepton aims to take lidar mainstream and achieve a balanced approach to performance, cost and reliability, while enabling scalable and intelligent 3D perception solutions across industries.

Cepton has been awarded the largest known ADAS lidar series production award in the industry to date, based on the number of vehicle models awarded, to support General Motors’ Ultra Cruise program. Cepton is also engaged with all other Top 10 global OEMs.

Founded in 2016 and led by industry veterans with decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, CA and has a center of excellence facility in Troy, MI to provide local support to the OEM and Tier 1-studded Metro Detroit area. Cepton also has a presence in Germany, Canada, Japan, India and China to serve a fast-growing global customer base. For more information, visit www.cepton.com and follow Cepton on Twitter and LinkedIn. Information on or that can be accessed through our website, our Twitter account, our LinkedIn account, or that is contained in any website to which a hyperlink is provided herein is not part of this press release.

Cepton, Inc. Contacts

Investors: InvestorRelations@cepton.com

Media: Faithy Li, media@cepton.com

Source: Cepton, Inc.